As filed with the Securities and Exchange Commission on January 8, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MARRONE BIO INNOVATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-5137161
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

1540 Drew Avenue

Davis, CA 95618

(530) 750-2800

(Address of principal executive offices)

Marrone Bio Innovations, Inc. 2013 Stock Incentive Plan, As Amended

(Full title of the Plan)

Kevin Helash

Chief Executive Officer

1540 Drew Avenue

Davis, CA 95618

(530) 750-2800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With Copies to:

Alfredo B. D. Silva, Esq.

Morrison & Foerster LLP

425 Market Street

San Francisco, California 94105

(415) 268-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.:

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[X]	Smaller reporting company	[X]
Emerging Growth Company	[ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share (3)		Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee (3)
Common stock, $0.00001 par value per share:
—2013 Stock Incentive Plan	5,861,741	(2)	$1.295	(3)	$7,590,954	$828.17
TOTAL:	5,861,741				$7,590,954	$828.17

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the 2013 Stock Incentive Plan, as amended (the “2013 Plan”), by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.
(2)	Represents 5,861,741 additional shares of common stock that were automatically added at the beginning of fiscal year 2021 to the shares authorized for issuance under the 2013 Plan, pursuant to an “evergreen” provision contained in the 2013 Plan that provides for annual increases in the number of shares available for issuance thereunder equal to the least of (i) 3.5% of the number of shares of the Registrant’s common stock outstanding on the last day of the immediately preceding fiscal year or (ii) a lesser number of shares determined by the administrator.
(3)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $1.295, the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Global Market on January 4, 2021.

EXPLANATORY NOTE

This Registration Statement is being filed to register an aggregate of 5,861,741 shares of common stock authorized and reserved for issuance under the 2013 Plan pursuant to an “evergreen” provision that provides that the total number of shares reserved for issuance under the 2013 Plan will be increased as of the first day of each fiscal year in an amount equal to the least of (i) three-and-one-half percent (3.5%) of the outstanding shares of common stock on the last day of the immediately preceding fiscal year, or (ii) a lesser number of share of common stock determined by the Administrator (as defined in the 2013 Plan). The Registrant is filing this Registration Statement on Form S-8 to register an additional 5,861,741 shares of the Registrant’s common stock under the 2013 Plan as a result of the evergreen increase for fiscal year 2021.

Pursuant to General Instruction E of Form S-8, the Registrant incorporates by reference into this Registration Statement, except to the extent supplemented, amended or superseded by the information set forth herein, the contents of its Registration Statement on Form S-8 relating to the 2011 Stock Plan, the Stock Option Plan and the 2013 Plan, as filed with the Commission on September 6, 2013 (Registration No. 333-191048), and its Registration Statements on Form S-8 relating to the 2013 Plan, as filed with the Commission on August 15, 2017 (Registration No. 333-219981), February 2, 2018 (Registration No. 333-222846), June 4, 2018 (Registration No. 333-225401), February 26, 2019 (Registration No. 333-229859) and March 20, 2020 (Registration No. 333-237322), respectively.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information required by Part I is not filed as part of this Registration Statement in accordance with Rule 428 under the Securities Act, and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, which includes audited consolidated financial statements for the fiscal year ended December 31, 2019, filed with the Commission on March 16, 2020;

(b) The Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2020, filed with the Commission on May 11, 2020, the fiscal quarter ended June 30, 2020, filed with the Commission on August 10, 2020 and the fiscal quarter ended September 30, 2020, filed with the Commission on November 9, 2020;

(c) The Registrant’s Current Reports on Form 8-K filed with the Commission on January 9, 2020, March 11, 2020, April 17, 2020, April 24, 2020, April 30, 2020, May 5, 2020, July 6, 2020, July 24, 2020, August 11, 2020, September 23, 2020, November 2, 2020 and January 5, 2021, respectively;

(d) The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-36030) filed with the SEC on July 29, 2013, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description; and

(e) All other reports that the Registrant filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the audited financial statements described in (a) above.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant’s Amended and Restated Bylaws provide generally for indemnification of its directors and executive officers, and other officers, employees and agents to the fullest extent permitted by law. Pursuant to Section 145 of the Delaware General Corporation Law (“DGCL”), a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of a corporation, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of a corporation, however, indemnification is not available if such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless the court determines that indemnification is appropriate. In addition, a corporation has the power to purchase and maintain insurance for such person. The statute also expressly provides that the power to indemnify that it authorizes is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

As permitted by Section 102 of the DGCL, the Registrant’s stockholders have approved and incorporated provisions into Article VII of the Registrant’s Amended and Restated Certificate of Incorporation and Article XIII of the Registrant’s Amended and Restated Bylaws eliminating a director’s personal liability for monetary damages to the Registrant and its stockholders arising from a breach of a director’s fiduciary duty, except for liability under Section 174 of the DGCL or liability for any breach of the director’s duty of loyalty to us or its stockholders, for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law or for any transaction in which the director derived an improper personal benefit.

The Registrant has entered and intends to continue to enter into separate indemnification agreements with certain of its officers and directors that are, in some cases, broader than the specific indemnification provisions provided by the DGCL and the Registrant’s charter documents, and may provide additional procedural protection. These agreements will require the Registrant, among other things, to indemnify and hold harmless such officer or director against certain liabilities that may arise by reason of the officer or director’s status or service as an officer or director of the Registrant and to (a) advance expenses, as incurred, to such officer or director in connection with a legal proceeding subject to limited exceptions and (b) cover such officer or director under any general or directors’ and officers’ liability insurance policy maintained by the Registrant.

In addition, the Registrant maintains standard policies of insurance under which coverage is provided to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and to the Registrant with respect to payments which may be made by it to such directors and officers pursuant to the above indemnification provisions or otherwise as a matter of law. The Registrant also makes available standard life insurance and accidental death and disability insurance policies to its employees.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See the Exhibit Index included immediately prior to the signature page of this Registration Statement, which is incorporated by reference herein.

Item 9. Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Exhibit Description	Incorporated by Reference
		Form	File No.	Exhibit	Filing Date

4.1*	Amended and Restated Certificate of Incorporation of the Registrant.	S-1/A	333-189753	3.2	July 22, 2013

4.2*	Amended and Restated Bylaws.	8-K	001-36030	3.1	April 26, 2019

4.3*	Form of Marrone Bio Innovations, Inc. Common Stock Certificate.	S-1/A	333-189753	4.1	July 22, 2013

5.1	Opinion of Morrison & Foerster LLP.

23.1	Consent of Marcum LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Morrison & Foerster LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

99.1*	Marrone Bio Innovations, Inc. 2013 Stock Incentive Plan, as amended.	S-8	333-225401	99.1	June 4, 2018

* Incorporated by reference to exhibits previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Davis, State of California, on the 8 day of January 2021.

MARRONE BIO INNOVATIONS, INC.

By:	/s/ Kevin Helash
Kevin Helash
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below, constitutes and appoints Kevin Helash as her or his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for her or him and in her or his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as she or he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ Kevin Helash	Chief Executive Officer and Director	January 8, 2021
Kevin Helash	(Principal Executive Officer)

/s/ James B. Boyd	Chief Financial Officer and President	January 8, 2021
James B. Boyd	(Principal Financial Officer and Principal Accounting Officer)

/s/ Robert A. Woods	Chairman of the Board	January 8, 2021
Robert A. Woods

/s/ Pamela Marrone	Director	January 8, 2021
Pamela Marrone, Ph.D.

/s/ Yogesh Mago	Director	January 8, 2021
Yogesh Mago

Director
Keith McGovern

/s/ Zachery S. Wochok	Director	January 8, 2021
Zachary S. Wochok, Ph.D.

/s/ Lara L. Lee	Director	January 8, 2021
Lara L. Lee

/s/ Stuart Woolf	Director	January 8, 2021
Stuart Woolf